Exhibit 10.2

February 5, 2020

Charles E. Tyson

Re:	Temporary Assignment

Dear Charles,

As you know, Dennis Knowles, the Company’s President and Chief Executive Officer, has resigned from the Company. In connection with his resignation, the Company is asking you to serve as Interim President and principal executive officer reporting to the Board of Directors and, in this connection, to take on certain of Mr. Knowles’ previous duties and responsibilities until his successor is appointed.

In connection with this temporary assignment, you will receive a temporary increase in your base salary of $12,000 per month (or pro rata portion thereof), starting as of the date of this letter and ending on the date designated by the Company as the end of your temporary assignment (the “End Date”). The increase in your base salary shall only apply to the period of your temporary assignment. Your base salary will return to its previous level on the End Date.

You agree that neither (i) the temporary assignment to you of such additional duties and responsibilities, including the change in your title and your reporting to the Board, and your subsequent return to your normal role and reporting after the End Date nor (ii) the temporary increase in your base salary in return for temporarily taking on those additional duties and responsibilities, shall constitute “Good Reason” under your Severance Agreement to resign your employment.

This letter agreement shall constitute an amendment of your Severance Agreement. Additionally, should you become entitled to receive the compensation set forth in Sections 1.3 and/or 1.4 of your Severance Agreement prior to the End Date, the compensation set forth in Sections 1.3 and 1.4 shall be determined without regard to the temporary increase in your base salary described in this letter agreement. Other than the provisions above, your Severance Agreement shall remain in effect in accordance with its terms as in effect prior to this letter agreement.

Thank you for your willingness to undertake these additional duties and responsibilities during this transition period.

Very truly yours,

/s/ Nancy M. Taylor

Nancy M. Taylor
Chairperson of the Board of Directors

By signing this letter agreement below,
agree to the terms set forth above.

/s/ Charles E. Tyson

Name: Charles E. Tyson

Date: February 5, 2020